Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Newport Beach, CA – June 13, 2011 – American Vanguard Corp. (NYSE:AVD) today announced a number of changes to its Board of Directors following actions taken during and immediately after the Company’s Annual Shareholders Meeting on June 9, 2011.

At the meeting, the Company honored former Chairman of the Board, Mr. Herbert A. Kraft, who is retiring from active participation in American Vanguard. Mr. Kraft, a founder of the firm, has been Chairman since 1969.

Also during the meeting, shareholders elected Ms. Debra F. Edwards, Ph.D. as a new member of the Board of Directors. Ms. Edwards has extensive experience in regulatory affairs that relate to crop protection, human health and food safety. Her distinguished career has included many important assignments in the U.S. Environmental Protection Agency, culminating with her serving as Director of the Office of Pesticide Programs from 2007 to 2010. Her background in regulatory compliance, both domestically and internationally, and her mastery of integrated pest management, chemical product stewardship and worker safety issues, will be of great use to the Company’s management and its Board of Directors.

Subsequent to the Annual Shareholders Meeting, the Board of Director appointed Eric G. Wintemute to the position of Chairman of the Board and Chief Executive Officer. Mr. Wintemute has served as a director since 1994 and has managed American Vanguard as President and Chief Executive Officer since that time. Eric will maintain his role as CEO, using three decades of experience with the Company to successfully guide its continued growth.

Additionally, the Directors appointed Mr. Irving J. Thau as Lead Director of the Board. Mr. Thau has served as a Board member since 2003 and has been the Chairman of its Audit Committee. His background in public accounting as a managing partner of Ernst & Young includes considerable experience in auditing, financial reporting and financial planning. As Lead Director, Mr. Thau will, among other things, preside over executive sessions of non-management board members.

Commenting on these developments, Eric Wintemute stated: “It has been an honor to work with and for the two co-founders of American Vanguard, my father Glenn who retired last year, and Herb Kraft. Their energetic dedication to guiding this Company over the last four decades has been extraordinary. Our current management team intends to build on the solid foundation that these two men have forged. It is with great admiration and respect that we accept the baton of leadership that they have passed to us.”

Mr. Wintemute continued: “It is wonderful to be able to welcome Debra Edwards to our Board. Her scientific knowledge and understanding of the regulatory aspects of the crop protection business are invaluable. She will be a tremendous asset to American Vanguard and her talents will complement the significant business, technical and financial skills that already exist among our current members.”

Mr. Wintemute concluded: “The Management Team and Board of Directors of American Vanguard are dedicated to achieving improved performance in every aspect of our business. We will continue to provide the tools necessary to enhance agricultural productivity and safeguard public health. Our focus will to be on broadening our product portfolio through selective acquisition and development opportunities, optimizing utilization of our manufacturing assets and managing our finances with discipline. We intend to grow our global market position, provide our customers with solutions to their needs and achieve financial performance that enhances shareholder value.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and the control of public and animal health pests. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com